EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Leonard Goldstein, General Counsel
Robert D. Monson, Chief Financial Officer
Telephone: (713) 881-8900

Seitel Announces Final Results of Stockholder Warrant Offering

HOUSTON, TX, AUGUST 6, 2004 – Seitel, Inc. (OTCBB: “SELA”) today announced that it has received definitive results from its transfer and warrant agent, American Stock Transfer & Trust Company (“AST&TC”), concerning the exercise of Stockholder Warrants issued to holders of record of Seitel’s common stock as of June 25, 2004 under its Third Amended Joint Plan of Reorganization (the “Plan”). As certified by AST&TC, a total of 24,183,206 Stockholder Warrants were properly exercised prior to their expiration at 5:00 p.m., New York City time, on August 2, 2004 (the “Expiration Time”) for an aggregate of 119,126,154 shares of Seitel’s common stock, resulting in aggregate gross proceeds to Seitel of approximately $71,475,693. Each Stockholder Warrant formerly represented the right to purchase 4.926 shares of Seitel’s common stock, at an exercise price of 60 cents per share.

Under the Plan, Mellon HBV Alternative Strategies LLC, for itself and on behalf of certain affiliated funds and managed accounts (“Mellon HBV”), is obligated to purchase, at 60 cents per share, not later than August 12, 2004 (the “Guaranty Performance Date”), all 5,873,846 shares of Seitel’s common stock not sold as a result of the exercise of Stockholder Warrants prior to the Expiration Time for a total of gross proceeds to Seitel of approximately $3,524,307. Accordingly, Seitel is assured to receive gross proceeds of $75 million from the combination of the exercise of the Stockholder Warrants prior to the Expiration Time and the sale of Seitel’s common stock to Mellon HBV as set forth above, before deducting certain expenses payable by Seitel. The entire net proceeds thereof will be used to partially fund the payment of allowed creditors’ claims required under the Plan.

As provided for under the Plan, as compensation for its standby purchase commitment, Mellon HBV will receive on the Guaranty Performance Date warrants to purchase 15,037,568 shares (or, on a fully diluted basis, 9.10%) of Seitel’s common stock. These warrants will be exercisable until the seventh anniversary of the Guaranty Performance Date at an initial exercise price of 72 cents per share, subject to adjustment upon the occurrence of certain events, and are the subject of a registration rights agreement.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

A registration statement on Form S-1 (No. 333-113446) relating to Seitel’s Stockholder Warrants and underlying shares of common stock has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus covering the offer and sale of the Stockholder Warrants and underlying common stock has been delivered to holders of record of Seitel’s common stock as of June 25, 2004 and may be obtained from Seitel without charge.

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